UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 40-F
(Amendment No. 1)
[Check one]

☑	REGISTRATION STATEMENT PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
OR

☐	ANNUAL REPORT PURSUANT TO SECTION 13(a) OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended

Commission File Number: 001-33783
THOMPSON CREEK METALS COMPANY INC.

(Exact name of Registrant as specified in its charter)
N/A

(Translation of Registrant’s name into English (if applicable))
Ontario

(Province or other jurisdiction of incorporation or organization)
1061

(Primary Standard Industrial Classification Code Number (if applicable))
N/A

(I.R.S. Employer Identification Number (if applicable))
401 Bay Street, Suite 2010
Toronto, Ontario
M5H 2Y4
(416) 860-1438

(Address and telephone number of Registrant’s principal executive offices)
Thompson Creek Metals Company USA
945 West Kenyon Avenue, Unit B
Englewood, Colorado
U.S.A. 80110-8135
(303) 761-8801

(Name, address (including zip code) and telephone number (including area code)
of agent for service in the United States)
Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Name of each exchange on which registered

Common Stock, no par value	New York Stock Exchange, Inc.

Securities registered or to be registered pursuant to Section 12(g) of the Act.
None

(Title of Class)

(Title of Class)
Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act.
None

(Title of Class)
     For annual reports, indicate by check mark the information filed with this Form: N/A
☐ Annual information form      ☐ Audited annual financial statements
     Indicate the number of outstanding shares of each of the issuer’s classes of capital or common stock as of the close of the period covered by the annual report.
N/A
     Indicate by check mark whether the Registrant by filing the information contained in this Form is also thereby furnishing the information to the Securities and Exchange Commission (the “Commission”) pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934 (the “Exchange Act”). If “Yes” is marked, indicate the file number assigned to the Registrant in connection with such Rule.
☐ Yes       82-                                               ☑ No
     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.
☐ Yes       ☑ No

EXPLANATORY NOTE
     Thompson Creek Metals Company Inc. (the “Registrant”) is filing this Amendment No. 1 to its Registration Statement on Form 40-F to include as additional exhibits documents that the Registrant has filed with the Canadian securities regulators since the initial filing of the Registration Statement on October 30, 2007.

SIGNATURES
     Pursuant to the requirements of the Exchange Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

THOMPSON CREEK METALS COMPANY INC.
By:	/s/ Kevin Loughrey
	Name:	Kevin Loughrey
	Title:	President and Chief Executive Officer

     Date: November 28, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.188	News release dated November 7, 2007 announcing the scheduling of a conference call/webcast regarding the financial results of Thompson Creek Metals Company Inc. for the Third Quarter of 2007.

99.189	News release dated November 8, 2007 announcing a positive Endako Mine expansion feasibility study.

99.190	Interim Financial Statements for the three and nine months ended September 30, 2007 and 2006.

99.191	Management’s Discussion and Analysis for the three and nine months ended September 30, 2007 and 2006.

99.192	Form 52-109F2 – Certification of Interim Filings by the Chief Financial Officer of Thompson Creek Metals Company Inc. dated November 8, 2007.

99.193	Form 52-109F2 – Certification of Interim Filings by the Chief Executive Officer of Thompson Creek Metals Company Inc. dated November 8, 2007.

99.194	News release dated November 8, 2007 announcing the Third Quarter financial results and revised outlook for Thompson Creek Metals Company Inc.

99.195	News release dated November 13, 2007 announcing a slide at the Endako Mine.

99.196	Form 51-102F3 – Material Change Report dated November 16, 2007 announcing the results of the feasibility study conducted by Hatch Ltd. on the proposed mill expansion at the Endako Mine.

99.197	News release dated November 26, 2007 announcing revised reserves and a new ten year mine plan for Thompson Creek Mine.

99.198	News release dated November 27, 2007 announcing that Thompson Creek’s common shares have been approved for listing on the New York Stock Exchange.